PRICING SUPPLEMENT NO. 92                                         Rule 424(b)(3)
DATED: July 2, 1997                                           File No. 333-17985
(To Prospectus dated January 22, 1997
and Prospectus Supplement dated January 22, 1997)


                                 $5,434,620,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B
             WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE



Principal Amount: $35,000,000    Floating Rate Notes [_]  Book Entry Notes [x]

Original Issue Date: 7/10/97     Fixed Rate Notes [x]     Certificated Notes [_]

Maturity Date: 7/10/2017

Option to Extend Maturity:       No  [x]

                                 Yes [_]   Final Maturity Date:



                                                 Optional            Optional
                         Redemption              Repayment           Repayment
Redeemable On            Price(s)                Date(s)             Price(s)

*                        N/A                     N/A                 N/A


Applicable Only to Fixed Rate Notes:

Interest Rate:  0.00%

Interest Payment Dates: **

Applicable Only to Floating Rate Notes:


Interest Rate Basis:                               Maximum Interest Rate:

[_]     Commercial Paper Rate                      Minimum Interest Rate:

[_]     Federal Funds Rate                         Interest Reset Date(s):

[_]     Treasury Rate                              Interest Reset Period:

[_]     LIBOR Reuters                              Interest Payment Date(s):

[_]     LIBOR Telerate

[_]     Prime Rate

[_]     CMT Rate

Initial Interest Rate:                             Interest Payment Period:


 Index Maturity:

 Spread (plus or minus):
-------------------------------------
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*     Commencing July 8, 1998 and on semi-annual dates thereafter, the Notes may be called, in whole but not in part, at varying prices (see Schedule A below) at the option of the Company on ten days' calendar notice.

**    At maturity or call.


The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.


                                   SCHEDULE A
                                   ----------


Year 0:           19.288%                       Year 10.5:        45.763%
Year 1:           20.942%                       Year 11:          47.685%
Year 1.5          21.822%                       Year 11.5:        49.688%
Year 2:           22.739%                       Year 12:          51.775%
Year 2.5:         23.694%                       Year 12.5:        53.949%
Year 3:           24.689%                       Year 13:          56.215%
Year 3.5          25.726%                       Year 13.5:        58.576%
Year 4:           26.806%                       Year 14:          61.036%
Year 4.5:         27.932%                       Year 14.5:        63.600%
Year 5:           29.105%                       Year 15:          66.271%
Year 5.5:         30.327%                       Year 15.5         69.054%
Year 6:           31.601%                       Year 16:          71.955%
Year 6.5:         32.928%                       Year 16.5:        74.977%
Year 7:           34.311%                       Year 17:          78.126%
Year 7.5:         35.753%                       Year 17.5:        81.407%
Year 8:           37.254%                       Year 18:          84.826%
Year 8.5:         38.819%                       Year 18.5:        88.389%
Year 9:           40.449%                       Year 19:          92.101%
Year 9.5:         42.148%                       Year 19.5:        95.969%
Year 10:          43.918%                       Year 20:          100.00%